Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT

OF THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SANGAMO BIOSCIENCES, INC.

SANGAMO BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Seventh Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on April 22, 2014 and the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 14, 2016, is hereby amended by amending and restating the FIRST article thereof in its entirety as follows:

FIRST: The name of the Corporation is Sangamo Therapeutics, Inc.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment to be executed by its duly authorized officer on the date set forth below.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Alexander “Sandy” Macrae
	Name:	Alexander “Sandy” Macrae
	Office:	President and Chief Executive Officer

Date:	January 5, 2017

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